Exhibit 10.2

Via UPS Overnight
October 11, 2005
Ms. Teresa Riggs
President, BATUS Japan, Inc.
401 South Fourth Street, Suite 1200
Louisville, Kentucky 40202
Dear Teresa:
     R.J. Reynolds Tobacco Company (“R.J. Reynolds”) is pleased to be manufacturing Pall Mall cigarettes for BATUS Japan, Inc. We are optimistic that this new brand launch will result in mutual long-term benefits. We understand this new brand launch will require significant investment by BATUS Japan. In recognition of the expected long-term cigarette volume growth, R.J. Reynolds is happy to offer a temporary price reduction, effective April 1, 2005, of $2.00/1000 cigarettes for the 1st billion cigarettes manufactured (total volume of all 3 Pall Mall styles included in the launch) or for a period of one year beginning with the first shipment, whichever comes first. The price reduction on a per 1000 cigarette basis is calculated by subtracting $2.00 from the full cost plus a 10% mark-up (see attachment).
     R.J. Reynolds looks forward to continuing to provide you with the highest quality products going forward and to continuing to expand our mutually beneficial business relationship. If you have any questions, please feel free to contact me. Please confirm your agreement to the foregoing by signing in the place provided below.

R.J. REYNOLDS TOBACCO COMPANY
By:	/s/ Jeffrey A. Eckmann
	Name:	Jeffrey A. Eckmann
	Title:	EVP, Strategy, Integration and IT
Date:   October 14, 2005
Nunc Pro Tunc

BATUS JAPAN, INC.
By:	/s/ Teresa M. Riggs
	Name:	Teresa M. Riggs
	Title:	President
Date:   October 13, 2005
Nunc Pro Tunc
R.J. Reynolds Tobacco Company P.O. Box 2959 Winston-Salem, NC 27102

Principles For BATUSJ and RJRTC To Follow When Considering
Matters Arising From The Contract Manufacturing Agreement
A.	BATUSJ and RJRTC should work in a seamless partnership.

B.	The focus of both BATUSJ and RJRTC should be on jointly exploiting the Japan market by enhancing the competitive position of the brands and products in such a way that is mutually beneficial.

C.	It is in each party’s independent interest to stimulate long-term volume, market share and profit growth.
In order to help promote these principles, the following guidelines have been developed to bring clarity and efficiency to the business development process. These guidelines are meant to be consistent with the spirit of the Contract Manufacturing Agreement (CMA) and do not replace or modify its provisions in any way. Their applicability to any specific situation is subject to agreement by BATUSJ and RJRTC. These guidelines should be regularly discussed between both parties and further developed as needed through the joint agreement, at top management level, between the BAT Japan Group Finance Director and RJRTC’s Director of International Operations.
Guidelines For Product Changes Proposed By BATUSJ That Require
RJRTC To Undertake Manufacturing Changes
1.	Each instance should be addressed on a case-by-case basis, applying these guidelines.

2.	Only manufacturing changes that result in RJRTC acquiring new equipment or change parts should occasion project charges to BATUSJ. In such cases, only the equipment cost and change-related costs to RJRTC should be charged.

3.	Production capacity for existing product lines (those as of July 30, 2004) is the responsibility of RJRTC. Therefore, further investment in equipment required by RJRTC to meet BATUSJ product volume for the existing product lines should not be charged to BATUSJ.

4.	Product changes proposed by BATUSJ which are within RJRTC’s existing manufacturing capacity should not result in project charges. Product changes proposed by BATUSJ which are not within RJRTC’s existing manufacturing capacity that require investment in equipment shall be chargeable to BATUSJ.

5.	Both BATUSJ and RJRTC will enter into dialogue so that each can understand the position of the other party, especially with respect to matters such as :

•	launch timescales

•	product longevity in the market and projected volumes

•	particular pricing and margin constraints

•	the strategic importance of the new product

•	manufacturing capability

•	the full range of manufacturing solutions, including those which would avoid or minimise the use of capital expenditure with the aim of seeking to avoid or minimise the cost of the changes, whilst addressing the market need and generating a mutually beneficial outcome for both parties over the long-term. This could be, for example, through discussing alternative but similar product or packaging modifications or different manufacturing processes which avoid or reduce the investment eg. more labour intensive solutions.

6.	Where it is agreed that the only viable solution is to undertake capital investment in acquiring new equipment, RJRTC will seek to source the equipment in the most efficient manner possible. This should include RJRTC contacting the BAT Group’s Operations management to determine whether they have suitable equipment available and the terms for acquiring same..

7.	RJRTC will acquire, install and commission the equipment – taking perpetual ownership of it. Should RJRTC subsequently wish to decommission or dispose of equipment costing $500,000 or more, during the first 5 years after installation, RJRTC will consult with BATUSJ concerning the manner in which this should be accomplished and offer the BAT Group first right of refusal to purchase or convert the equipment. If the disposition results in net proceeds, those net proceeds will be apportioned between RJRTC and BATUSJ in a way consistent with the charges. Any BATUSJ apportioned proceeds will be applied towards the remaining charges to BATUSJ.

8.	BATUSJ is only responsible for costs that are associated with changes that are solely for its benefit. Where benefits of the manufacturing changes are shared either with RJRTC or other BAT Group companies or any other third parties, BATUSJ’s share of the costs will be apportioned using a suitable allocation approach agreed between BATUSJ and RJRTC. This should also apply retrospectively where such machinery has later been used for other customers.

9.	The cost chargeable to BATUSJ should represent the incremental costs of actually acquiring, installing and commissioning the equipment. This should include:
•	any incremental cost of installation or commissioning whether performed by RJRTC staff or outside contractors, as the existing price structure does not cover such project costs.

•	include cost of interest on project costs using the prime rate, as reported by the US Wall Street Journal, in effect January 1 of the year the project is initiated.

10.	Individual projects requiring costs of less than $10,000 will not be charged to BATUSJ.

11.	In any calendar year, BATUSJ will not be charged for the first $100,000 of such costs associated with projects costing over $10,000.

12.	The basis of invoicing BATUSJ will be time bound depending on the total cost of the project. Projects costing less than $500,000 will be invoiced at the completion of the project. Projects costing between $500,000 and $10,000,000 will be incorporated into the stem price over five years based on projected annual volumes with a settle-up to the projected volumes at the end of each calendar year. The final settle-up will occur in the month following the end of the five year period. The billing arrangements for projects with total costs greater then $10 million will be negotiated between the parties on a case by case basis.

13.	It is noted that such manufacturing changes may increase or decrease product prices. But costs recovered directly through additional billings to BATUSJ should not be included in any conversion cost components of product costing eg. as depreciation or additional support costs.

14.	These guidelines will be revisited when the product cost basis switches to an actual cost plus mark-up basis, after 2009.

R.J. Reynolds Tobacco Company	BATUS Japan Inc.
By: /s/ Jeffrey A. Eckmann Printed Name: Jeffrey A. Eckmann Title: EVP, Strategy, Integration and IT Date: October 14, 2005	By: /s/ Teresa M. Riggs Printed Name: Teresa M Riggs Title: President Date: October 11, 2005

Principles for BATUSJ and RJRTC To Follow When Considering Matters
Arising From The Contract Manufacturing Agreement
A.	BATUSJ and RJRTC should work in a seamless partnership.

B.	The focus of both BATUSJ and RJRTC should be on jointly exploiting the Japan market by enhancing the competitive position of the brands and products in such a way that is mutually beneficial.

C.	It is in each party’s independent interest to stimulate long-term volume, market share and profit growth.
In order to help promote these principles, the following guidelines have been developed to bring clarity and efficiency to the business development process. These guidelines are meant to be consistent with the spirit of the Contract Manufacturing Agreement (CMA) and do not replace or modify its provisions in any way. Their applicability to any specific situation is subject to agreement by BATUSJ and RJRTC. These guidelines should be regularly discussed between both parties and further developed as needed through the joint agreement, at top management level, between the BAT Japan Group Finance Director and RJRTC’s Director of International Operations.
Guidelines For Manufacturing Sourcing Of “Novelty Items”
1.	These guidelines are based on the following:
a)	RJRTC is BATUSJ’s exclusive manufacturer of all of BATUSJ’s requirements for American-blend cigarettes intended to be distributed and sold in Japan, except cigarettes bearing the brand names CARTIER, VOGUE, DUNHILL, or STATE Express 555.

b)	“Novelty Items” are cigarette products that are different because of unique cigarette, package or carton shapes or sizes and/or technology not currently commercially available from RJRTC or cigarette products required for a limited time or volume.

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c)	BATUSJ intends to increase its introductions of conventional new brands and brand styles as well as temporary promotion of “novelty items” to further improve its market performance.

d)	The parties agree that there might be situations where market timing and high costs of complexity will result in both parties preferring to have “novelty items” produced outside of RJRTC’s Winston-Salem factories.
2.	RJRTC and BATUSJ will communicate openly on all “novelty item” projects beginning with conception.

3.	If RJRTC can make and wishes to make certain “novelty items” for BATUSJ and can meet reasonable launch timetables, RJRTC will manufacture them.

4.	If RJRTC cannot make or chooses not to make certain “novelty items” for BATUSJ, BATUSJ can choose to have these products manufactured outside of RJRTC.

5.	RJRTC and BATUSJ will monthly evaluate the current and six month forecasted volume requirements for all “novelty items” and BATUSJ’s recommendation for production at RJRTC factories and outside RJRTC factories. If for a particular novelty item, manufactured outside RJRTC, the forecast volume or duration will exceed the original forecast, and as a result RJRTC wishes to begin manufacturing, RJRTC shall give BATUSJ a minimum of ninety (90) days notice.

R.J. Reynolds Tobacco Company	BATUS Japan Inc.
By: /s/ Jeffrey A. Eckmann Printed Name: Jeffrey A. Eckmann Title :EVP, Strategy, Integration and IT Date: October 14, 2005	By: /s/ Teresa M. Riggs Printed Name: Teresa M Riggs Title: President Date: October 11, 2005

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Principles For BATUSJ and RJRTC To Follow When Considering Matters
Arising From The Contract Manufacturing Agreement
A.	BATUSJ and RJRTC should work in a seamless partnership.

B.	The focus of both BATUSJ and RJRTC should be on jointly exploiting the Japan market by enhancing the competitive position of the brands and products in such a way that is mutually beneficial.

C.	It is in each party’s independent interest to stimulate long-term volume, market share and profit growth.
In order to help promote these principles, the following guidelines have been developed to bring clarity and efficiency to the business development process. These guidelines are meant to be consistent with the spirit of the Contract Manufacturing Agreement (CMA) and do not replace or modify its provisions in any way. Their applicability to any specific situation is subject to agreement by BATUSJ and RJRTC. These guidelines should be regularly discussed between both parties and further developed as needed through the joint agreement, at top management level, between the BAT Japan Group Finance Director and RJRTC’s Director of International Operations.
Guidelines For Pricing New Products and Line Extensions
Planned by BATUSJ
1.	Each instance should be addressed on a case-by-case basis, applying these guidelines.

2.	New products include new brands & line extensions to existing product ranges being sold by BATUSJ in the market. New brands are brand trademarks not included on the CMA. Line extensions are new styles that are added to the existing brand family. Line extensions developed to replace existing styles will not be considered as line extensions under these guidelines.

3.	Both RJRTC and BATUSJ should engage in dialogue so that both parties understand the salient features of the proposed new product such as :
•	launch timetable

•	forecast volumes

•	longevity of the product in the market

•	its source of business and cannibalisation potential

•	pricing and margin sensitivities

•	the strategic importance of the new product
with a view to arriving at a mutually beneficial outcome for both parties in the long-term.
4.	All components of the new product or line extension, including materials or conversion costs will be valued as follows:
•	If a standard price already exists for a component in connection with a product RJRTC already produces, then that price will be used for the new product.

•	If a standard price for a component of a new product or line extension does not currently exist, then a standard cost will be established via RJRTC’s normal quote/bidding process.
Once all costs have been properly valued, prices for the new product or line extension will be derived per the terms of the CMA at cost plus 10%.
5.	The mark-up of 10% shall apply to the appropriate costs.

6.	In recognition of the mutual long-term benefits of launching new products in the market, the parties may negotiate temporary price reductions where estimated incremental costs to BATUSJ to launch the new brand/styles (excludes product replacements and “Limited Edition Packs”) are projected to have a significant short-term negative impact on BATUSJ’s operating performance. The initial temporary price reduction may be based on a volume threshold or up to 12 months. The parties may discuss extending the temporary reduction period if the dynamics of the launch period continue or if it is deemed to be in the interest of growth, ie. benefiting both parties. The temporary price reduction amount will be negotiated between the BAT Japan Group Finance Director and the RJRTC Director of International Operations based on a portion of RJRTC’s markup and fixed cost coverage. Temporary price reductions will be considered for the launch of Pall Mall and then for other new brands/styles launched after the date of this agreement.

7.	These guidelines will be revisited when the product cost basis switches to an actual cost plus mark-up basis, after 2009.
Guidelines For Pricing Specification Changes To Existing Products
Supplied to BATUSJ By RJRTC
8.	Each instance should be addressed on a case-by-case basis, applying these guidelines.

9.	For specification changes to existing products which already have a current price, the cost, and resulting price, will be adjusted as follows:
•	If a standard price already exists for the new component in connection with a product RJRTC already produces, then the difference, plus 10%, will be added (or subtracted) to the current price to arrive at a new price.

•	If a standard price for the new component does not currently exist, then a standard cost will be established via RJRTC’s normal quote/bidding process. The difference between the existing component and new component, plus 10%, will be added (or subtracted) to the current price to arrive at a new price.
10.	Where waiting for this information introduces delay, then “best estimates” may be used in the intervening period and then a “catch-up” adjustment made, if necessary, once the information has been received.

11.	These guidelines will be revisited when the product cost basis switches to an actual cost plus mark-up basis, after 2009.
Guidelines for Volume Threshold Pricing
12.	When cigarette volumes produced by RJRTC for BATUSJ exceed 25.8 billion units in any contract year (August 1 through July31), RJRTC will reduce the price of the volume in excess of 25.8 billion units by $1.50 per thousand cigarettes where the excess is a result of new products (products launched after August 1, 2004 that were not included in Exhibit A of the Contract Manufacturing Agreement dated July 30, 2004) and by $0.75 per thousand cigarettes where the excess is a result of existing products (products and/or their replacements included in Exhibit A of the Contract Manufacturing Agreement). This price reduction will be achieved through a rebate paid in September of the following contract year. In calculating the rebate, the volume amount in excess of 25.8 billion units will be reduced by any volume for which there has been a Temporary Price Reduction. This provision will apply to the first five years of the Contract Manufacturing Agreement.

R.J. Reynolds Tobacco Company	BATUS Japan Inc.
By: /s/ Jeffrey A. Eckmann Printed Name: Jeffrey A. Eckmann Title: EVP, Strategy, Integration and IT Date: October 14, 2005	By: /s/ Teresa M. Riggs Printed Name: Teresa M Riggs Title: President Date: October 11, 2005

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